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                                                                     EXHIBIT 4.8


                            2001 STOCK OPTION PLAN
                                      OF
                           WORLDQUEST NETWORKS, INC.


     1. Purpose. This plan (the "Plan") adopted effective as of January 15, 2001, is designed to encourage key employees and consultants of WORLDQUEST NETWORKS, INC. (the "Company"), as well as key employees and consultants of any subsidiary corporation, to acquire a proprietary interest in the Company and thus share in the future success of the Company's business. This Plan is intended as a means, not only of attracting and retaining outstanding management personnel and consultants who are in a position to make important and direct contributions to the success of the Company, but also of promoting a closer identity of interests between the Company's employees and its shareholders.

     2. Stock Options. Options granted under this Plan shall be Nonstatutory Stock Options ("Options") under the Internal Revenue Code of 1986, as amended (the "Code").

     3. Scope and Duration of the Plan. There will be reserved for sale upon the exercise of Options granted under this Plan Five Hundred Thousand (500,000) shares of the Company's authorized but unissued voting common stock. If an Option expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other Options under the Plan. Unless this Plan is terminated earlier pursuant to Section 15 hereof, it shall terminate ten (10) years from its effective date and no Option shall be granted after that date; provided, however, that termination of this Plan will have no effect on the Options previously granted.

     4. Administration. The Plan shall be administered by the Board of Directors of the Company. Directors shall be eligible for the grant of Options hereunder.

     The Board of Directors has the responsibility to adopt such rules and regulations as it deems necessary or desirable for the proper administration of this Plan. Any decision or action taken or to be taken by the Board of Directors, arising out of or in connection with the construction, interpretation, and administration of this Plan shall, to the extent permitted by law, be within its absolute discretion, but subject to the express provisions of this Plan. Decisions of the Board of Directors shall be conclusive and binding upon all recipients of Options and any person claiming under or through any recipient of an Option.

     5. Eligible Employees. Options may be granted to directors and key employees of the Company and subsidiary corporations who otherwise comply with the requirements of this Plan. The Board of Directors has the authority, subject to the terms of this Plan, to determine key employees to whom Options shall be granted, the number of shares to be covered by each Option, form of payment, the time or times at which Options shall be granted, and the terms and provisions of the instruments evidencing Options. The term "key employee" shall include officers, executives and supervisory personnel of the Company. In determining the key employees and consultants to whom Options shall be granted and the number of shares to be issued on the exercise of an Option, the Committee shall take into account the duties of the key employees and consultants, their present and potential contributions to the success of the Company and its subsidiary corporations, and such other factors as the Committee deems relevant to accomplish the purpose of this Plan.

     6. Exercise Price. Subject to the provisions of Section 5 above, the price of the shares of common stock to be issued on exercise of Options shall be not less than the fair market value of such shares on the date an Option is granted, as determined by the Board of Directors in the exercise of its sole and exclusive judgment, which shall be binding upon all parties. If the

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Company's common stock is listed on the National Association of Securities
Dealers Automated Quotation System ("NASDAQ"), the fair market value shall be deemed to be the closing sales price of the Company's common stock on NASDAQ on the date the Option is granted, or if no sale of the Company's common stock shall have been made on that date, on the next preceding day on which there was a sale of such stock. If the Company's common stock is listed on an established stock exchange, the fair market value shall be deemed to be the closing sales price of the stock on such exchange on the date the Option is granted, or if no sale of the Company's stock shall have been made on such day, then on the next preceding day on which there was a sale of such stock. Subject to the foregoing, the Board of Directors, in fixing the Option price, shall have full authority and discretion and their good faith judgment in establishing fair market value and in establishing the purchase price shall be conclusive.

     7. Term of Options. The term of each Option shall be determined by the Board of Directors, but shall not be for more than ten (10) years from the date the Option is granted.

     8. Exercise of Options. An Option may vest and be exercised on such terms and conditions as the Board of Directors shall determine, subject to the requirements of this Plan. Unless otherwise determined by the Board of Directors, the price of the shares purchased pursuant to an Option shall be paid in full at the time of exercise in cash or in such other consideration as the Board of Directors deems appropriate, including, without limitation, shares of common stock of the Company valued at fair market value (in the manner prescribed in Section 6 above) as of the date of exercise of the Option. No Option may be exercised during the optionee's lifetime unless the optionee is then an employee or consultant of the Company or a subsidiary corporation; provided that, in the event the optionee's employment terminates for reasons other than death or disability, the Option may be exercised during the three (3) month period following the termination of employment. Thereafter, the Option shall terminate and be at an end. In the case of disability or death, the Board of Directors may extend the Option for up to one (1) year. Notwithstanding the foregoing, Options granted to Directors may be exercisable for a period of up to seven (7) years following the date such Director ceases to be a Director of the Company.

     Whether an authorized leave of absence, disability, or temporary absence from employment for any other reason constitutes termination of employment for the purposes of this Plan shall be determined by the Board of Directors.

     9. Additional Restrictions Upon Exercise of Options. Options may be exercisable either in whole or in part. No less than one hundred (100) shares of common stock may be purchased at any one time unless the number purchased is the total number of shares at that time purchasable under the Option. The Board of Directors may impose such other restrictions upon the exercise of the Option or the transfer shares of common stock acquired upon the exercise of the Option as the Board of Directors deems necessary to comply with federal and state securities law.

     10. Nontransferability of Options. During the lifetime of the optionee, the Option shall be exercised only by the optionee. An Option granted under this Plan is not transferable by the optionee by operation of law or otherwise, except that in the event of death of the optionee while in the employ of the Company or a subsidiary, an Option granted hereunder may be exercised (subject to the time restrictions set forth in Section 7 hereof) at any time within one
(1) year after death, by the duly appointed personal representative of the optionee, or by any person or persons who shall acquire such Option directly from the optionee by bequest or inheritance.

     11. Adjustments for Changes in Capitalization. Notwithstanding any other provision of this Plan, each instrument evidencing an Option may contain such provision as the Board of Directors determines to be appropriate, if any, for the adjustment of the number and class of shares of common stock covered by the Option, the Option price, and the number of shares of common stock as to which the Option shall be exercisable at any time, in the event of changes in the outstanding shares of common stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, or liquidations.

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     12.  Events Accelerating Exercise of Options. If the shares of common stock of the Company are changed into or exchanged for shares of stock of another unrelated corporation or are converted to cash pursuant to a plan of merger, partial or complete liquidation or dissolution, each Option then outstanding (to the extent this Plan is not continued, as adjusted in the manner specified in
Section 11 by the successor entity) shall be exercisable, with respect to all the shares of common stock covered thereby and without regard to the time the Option has been outstanding, beginning with the date the Board of Directors approves or authorizes such change or conversion, and ending two (2) days prior to the effective date of such change or conversion.

     13. Loans to Holders of Options. The Company may, in the sole discretion of the Board of Directors, directly or indirectly, lend money or credit to any employee for the purpose of assisting an optionee in purchasing shares of common stock to be issued upon the exercise of an Option granted under this Plan.

     14. Employment Rights; Noncompetition Covenants. Nothing in this Plan or any instrument evidencing an Option shall confer upon any employee any right to continue in the employment of the Company or a subsidiary corporation, nor be construed to interfere in any way with the right otherwise available to the Company or a subsidiary corporation to terminate the employee's employment at any time for any reason. The Board of Directors may condition each grant of an Option upon the recipient's agreement to execute and be bound by a noncompetition covenant following termination of such recipient's employment by the Company voluntarily by such recipient, or by the Company with or without cause, as the Board of Directors may determine in each individual instance.

     15. Amendment/Termination. The Board of Directors may amend or terminate this Plan from time to time in such respects as it may deem advisable; provided that the following revisions or amendments shall require approval at a duly held shareholders' meeting of the holders of a majority of the voting power of the outstanding shares of the Company entitled to vote;

          (1) Any increase in the number of shares subject to the Plan, other than in connection with an adjustment under Section 12;

          (2) Any change in the designation of the class of employees or consultants eligible to be granted Options; or

          (3) Any material increase in the benefits accruing to participants in this Plan.

     16. Rights as a Shareholder. An optionee, or permitted transferee of an Option upon the death of an optionee, shall have no rights as a stockholder with respect to any shares of common stock covered by an Option until the date of the issuance of a stock certificate to and for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in
Section 12 above.

     17. Investment Purpose. Common stock acquired upon the exercise of an Option granted under this Plan may only be resold in the event such stock is registered under the Securities Act of 1933, as amended, or if, in the opinion of responsible counsel for the Company, such stock can be resold without such registration. Unless a registration statement with respect to such stock covering the holder of such Option is then in effect, each certificate issued pursuant to the exercise of such Option shall contain a legend to this effect.

     18. Other Provisions. The Option Agreements authorized under this Plan may contain such other provisions, including without limitation, restrictions upon the exercise of Options, as the Board of Directors shall deem advisable.

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     19.  Indemnification of Board of Directors. In addition to such other rights of indemnification as they may have as Directors, the Board of Directors shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Option granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company), or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Director is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after the institution of any such action, suit or proceeding, the Director shall, in writing, offer the Company the opportunity, at its own expense, to defend the same.

     20. Plan and Options Subject to Stockholder Ratification. Notwithstanding any other provision in this Plan to the contrary, this Plan and all Options granted pursuant to this Plan prior to the ratification and approval of this Plan by the Company's stockholders at the 2001 Annual Meeting of Stockholders shall be contingent upon such ratification and approval of this Plan by the stockholders at such Annual Meeting, and if this Plan is not ratified and approved by the stockholders at such Annual Meeting, then this Plan and all Options granted hereunder shall be cancelled and shall be deemed void ab initio. All Options granted prior to such ratification and approval shall include a similar provision stating that they will be cancelled and deemed void ab initio if such ratification and approval is not obtained. Further, no shares may be issued under this Plan or under any Options granted under this Plan prior to ratification and approval of this Plan at the 2001 Annual Meeting, and all Options granted prior to such ratification and approval shall include a similar statement.

     This Plan is executed effective as of January 15, 2001.


                                    WORLDQUEST NETWORKS, INC.


                                    By:     /s/ B. Michael Adler
                                       -----------------------------------------
                                            B. Michael Adler,
                                            Chief Executive Officer

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